Exhibit 99.1 Contact: Maria Brous (863) 680-5339

Publix Reports Fourth Quarter and Annual Results for 2019
LAKELAND, Fla., March 2, 2020 Publix’s sales for the three months ended Dec. 28, 2019 were $9.8 billion, a 5.1% increase from $9.3 billion in 2018. Comparable store sales for the three months ended Dec. 28, 2019 increased 3.6%.
Net earnings for the three months ended Dec. 28, 2019 were $789.3 million, compared to $407 million in 2018, an increase of 94%. Earnings per share for the three months ended Dec. 28, 2019 increased to $1.11 per share, up from $0.57 per share in 2018. Net earnings and earnings per share were impacted by net unrealized gains and losses on equity securities. Excluding the impact of net unrealized gains on equity securities in 2019 and net unrealized losses on equity securities in 2018, net earnings for the three months ended Dec. 28, 2019 would have been $656.6 million, compared to $660.3 million in 2018, a decrease of 0.6%. Earnings per share would have been $0.93 per share, compared to $0.92 per share in 2018.
Publix’s sales for the fiscal year ended Dec. 28, 2019 were $38.1 billion, a 5.6% increase from $36.1 billion in 2018. Comparable store sales for the fiscal year ended Dec. 28, 2019 increased 3.6%.
Net earnings for the fiscal year ended Dec. 28, 2019 were $3 billion, compared to $2.4 billion in 2018, an increase of 26.2%. Earnings per share for the fiscal year ended Dec. 28, 2019 increased to $4.21 per share, up from $3.28 per share in 2018. Net earnings and earnings per share were impacted by net unrealized gains and losses on equity securities. Excluding the impact of net unrealized gains on equity securities in 2019 and net unrealized losses on equity securities in 2018, net earnings for the fiscal year ended Dec. 28, 2019 would have been $2.6 billion, compared to $2.5 billion in 2018, an increase of 3.9%. Earnings per share would have been $3.67 per share, compared to $3.47 per share in 2018.

The company adopted a new accounting standard in the first quarter of 2019 that changed the accounting for operating leases. The new standard required the company to recognize $2.9 billion of operating lease rights and obligations as assets and liabilities on the balance sheet.
These amounts are based on audited financial statements that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.
Effective March 1, 2020, Publix’s stock price increased from $47.10 per share to $48.90 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
“I'm delighted we had another increase in our stock price,” said Publix CEO Todd Jones. “I'm proud of our Publix associates for continuing to make us a leader in our industry and providing legendary customer service.”
Non-GAAP Financial Measures
In addition to reporting financial results for the three months and fiscal years ended Dec. 28, 2019 and Dec. 29, 2018 in accordance with U.S. generally accepted accounting principles (GAAP), the company presents net earnings and earnings per share excluding the impact of equity securities being measured at fair value with net unrealized gains and losses from changes in the fair value recognized in earnings (fair value adjustment). These measures are not in accordance with, or an alternative to, GAAP. The company excludes the impact of the fair value adjustment since it is primarily due to temporary equity market fluctuations that do not reflect the company’s operations. The company believes this information is useful in providing period-to-period comparisons of the results of operations.

Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the three months ended Dec. 28, 2019 and Dec. 29, 2018:

	Three Months Ended
	Dec. 28, 2019	Dec. 29, 2018
	(amounts are in millions, except per share amounts)
Net earnings	$789.3	407.0
Fair value adjustment, due to net unrealized (gain) loss, on equity securities held at end of period	(180.1)	324.8
Net gain on sale of equity securities previously recognized through fair value adjustment	—	14.9
Income tax expense (benefit) (1)	47.4	(86.4)
Net earnings excluding impact of fair value adjustment	$656.6	660.3
Weighted average shares outstanding	709.0	717.3
Earnings per share excluding impact of fair value adjustment	$0.93	0.92
Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the fiscal years ended Dec. 28, 2019 and Dec. 29, 2018:

	Fiscal Years Ended
	Dec. 28, 2019	Dec. 29, 2018
	(amounts are in millions, except per share amounts)
Net earnings	$3,005.4	2,381.2
Fair value adjustment, due to net unrealized (gain) loss, on equity securities held at end of year	(472.5)	107.5
Net (loss) gain on sale of equity securities previously recognized through fair value adjustment	(50.2)	75.3
Income tax expense (benefit) (1)	132.9	(46.5)
Net earnings excluding impact of fair value adjustment	$2,615.6	2,517.5
Weighted average shares outstanding	713.5	726.4
Earnings per share excluding impact of fair value adjustment	$3.67	3.47
(1) Income tax expense (benefit) is based on the company’s combined federal and state statutory income tax rates.
Publix, the largest employee-owned company in the U.S. with more than 200,000 associates, currently operates 1,243 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina and Virginia. Publix is privately owned with 2019 sales of $38.1 billion. For 23 consecutive years, the company has been recognized by Fortune as a great place to work. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s website, corporate.publix.com. ###